Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about October 29, 2008 of Microtune, Inc. of our reports dated February 22, 2008, with respect to the consolidated financial statements of Microtune, Inc. and the effectiveness of internal control over financial reporting of Microtune, Inc., included in Microtune, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Dallas, Texas
October 28, 2008